NEWS RELEASE

For immediate release Tuesday, September 11, 2001

COACHMEN INDUSTRIES, INC. EXPECTS TO REMAIN
PROFITABLE IN 2001 BUT AT LOWER LEVELS THAN
PREVIOUSLY ANTICIPATED

ELKHART, INDIANA--Coachmen Industries, Inc. (NYSE: COA) reaffirms its previous guidance that it will be profitable for the year ending December 31, 2001, though below levels it had earlier anticipated.

"Our earlier projections assumed that the general economic conditions would recover during the second half of the year, which clearly has not occurred," said Claire C. Skinner, Coachmen's Chairman, CEO and President. The economy in general, and consumer confidence in particular, has continued to repress demand in the recreational vehicle industry, which is currently running 18.4 percent below last year in wholesale shipments. Accordingly, the Company now estimates that its annual revenue will be in the $600 million to $630 million range and that annual earnings will be in the range of $.00 to $.05 per share, based on projected profitability during both the third and fourth quarters of the year.

"Despite the slower-than-anticipated economic recovery, we are quite pleased to be able to maintain profitability in the near term, and are optimistic about the future," Skinner added. "Attitudes among our dealers remain positive, and production rates are currently being increased due to the strong response to the Company's new 2002 product offerings."

Coachmen is beginning to realize the financial benefits and returns from the strategic actions taken in 2000. "The execution of our strategic plan to bring a better balance between our RV and Modular Housing and Building segments is already demonstrating its value to our shareholders," said Joseph P. Tomczak, Executive Vice President and Chief Financial Officer. The Modular segment now represents 37 percent of Company revenues, up from 18.4 percent in 1999 and 24.2 percent at the end of 2000. Tomczak continued, "Our newly acquired modular companies are being assimilated nicely, are accretive to earnings, and should continue to perform well."

"The fundamentals of our business remain positive and our balance sheet is very strong," Ms. Skinner adds. "The lowered projections reflect a timing issue related to economic recovery. Moving forward, we expect that our strategic plan, firm cost controls and aggressive new product development will result in continually improved performance."


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Founded in 1964, Coachmen Industries, Inc., is one of the nation's leading manufacturers of recreational vehicles with well-known names including Coachmen RV, Shasta, Viking and Georgie Boy. Coachmen Industries is also the largest modular home producer in the nation with its All American Homes and Mod-U-Kraf subsidiaries. Modular commercial and telecommunication structures are manufactured by the Company's Miller Building Systems subsidiary. Coachmen is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to the potential fluctuations in the Company's operating results, the functioning of the Company's information technology systems, the availability and the price of gasoline, the Company's dependence on chassis suppliers, interest rates, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, the impact of economic uncertainty on high-cost discretionary product purchases and other risks identified in the Company's SEC filings.

For more information:
   Joseph P. Tomczak
   Executive Vice President and Chief Financial Officer
   219-262-0123



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